Exhibit 99.1

February 4, 2020	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Provides Fourth Quarter 2019 Operational Update, Announces Updated 2020 Guidance, Provides Share Repurchase Program Update, Schedules Fourth Quarter and Year-End 2019 Earnings Release and Conference Call

HOUSTON, February 4, 2020 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today provided an operational update for the fourth quarter of 2019 and announced updated 2020 guidance. Additionally, the Company provided an update on its share repurchase program.

Fourth Quarter 2019 Operational Update

Cabot expects production for the fourth quarter of 2019 to be approximately 2,457 million cubic feet equivalent (Mmcfe) per day, exceeding the high-end of the Company’s guidance range for the quarter. Natural gas price realizations, including the impact of derivatives, are expected to be $2.15 per thousand cubic feet (Mcf) in the fourth quarter of 2019. Excluding the impact of derivatives, natural gas price realizations for the quarter are expected to be $2.05 per Mcf, representing a $0.45 discount to NYMEX settlement prices. Additionally, Cabot expects to incur between $160 and $170 million of capital expenditures during the fourth quarter of 2019.

Updated 2020 Guidance

Given the continued weakness in natural gas prices throughout the winter heating season and the corresponding degradation in the NYMEX futures curve for 2020, Cabot has elected to adopt its previously disclosed maintenance capital plan as the Company’s official budget for 2020. This plan is expected to deliver an average net production rate of approximately 2.4 billion cubic feet (Bcf) per day for the year from a capital program of $575 million. This plan assumes a moderate amount of curtailments throughout the year based on an expectation of normal pipeline maintenance, higher line pressures, and weaker spot market prices. At a $2.25 average NYMEX price, this program is expected to deliver between $275 and $300 million of free cash flow and generate a return on capital employed between 11 and 12 percent. “Our decision to reduce capital spending by approximately 27 percent year-over-year highlights our continued commitment to disciplined capital allocation. We believe that by substantially reducing our drilling and completion activity in 2020, we are taking the necessary steps to adapt to the current uncertainty in the natural gas markets and we are prepared to maintain these reduced activity levels as long as this lower price environment persists. While we still expect to generate positive free cash flow, cover our dividend commitments, deliver corporate returns that exceed our cost of capital, and maintain a strong balance sheet in the current price environment, we are by no means immune to the significant decline in natural gas prices we have experienced since May of last year. We are encouraged by the reduction in horizontal rig counts across the Marcellus, Utica and Haynesville-which are collectively down 39 percent since their recent peaks in the second quarter of 2019-and are hopeful that market forces will continue to move natural gas supply and demand toward a more sustainable balance; however, we will continue to evaluate the potential for additional capital reductions if prices erode further,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer.

Share Repurchase Program Update

During the fourth quarter of 2019, Cabot repurchased 10 million shares at a weighted-average share price of $17.22, representing an additional 5 million shares repurchased subsequent to the Company’s previous update on November 18, 2019. Since reactivating the share repurchase program in the second quarter of 2017, Cabot has reduced its shares outstanding by over 14 percent to approximately 398 million shares. The Company currently has 11 million remaining shares authorized under its share repurchase program (or approximately three percent of its current shares outstanding).

Fourth Quarter and Year-End 2019 Earnings Release and Conference Call

Cabot will host its fourth quarter and year-end 2019 earnings conference call on Friday, February 21, 2020 at 9:30 a.m. Eastern Time. The Company plans to issue its financial and operating results on Thursday, February 20, 2020 after the market closes. To access the live audio webcast, please visit the Investor Relations section of the Company's website at www.cabotog.com. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

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